EXHIBIT 21

State or Other
	Jurisdiction of	IRS Employer
	Incorporation or	Identification
Subsidiary	Organization	Number
T-NETIX, INC.	DE	84-1037352
Telequip Labs, Inc.	NV	75-2212916
T-NETIX Telecommunications Services, Inc.	TX	84-1051608
Evercom Holdings, Inc.	DE	27-0062736
Evercom, Inc.	DE	75-2680266
Evercom Systems, Inc.	DE	75-2722144
Syscon Justice Systems, Inc.	CA	20-2912432
Modeling Solutions LLC	NV	20-4883164
Modeling Solutions , LLC	WI	30-0338492
Syscon Justice Systems Canada Ltd.	British Columbia	N/A
Syscon Justice Systems Limited	United Kingdom	N/A
Syscon Justice Systems Pty Limited	Australia	N/A
Syscon UK Limited	United Kingdom	N/A